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                             SUBSCRIPTION AGREEMENT

     THIS SUBSCRIPTION AGREEMENT (this "Agreement") is entered into effective as of January 4, 2000, by and between I/OMagic Corporation, a Nevada corporation ("I/OMagic") and Behavior Tech Computer Corporation, USA, ("BTC") (I/OMagic and BTC sometimes collectively referred to herein as the "Parties".)

                                    RECITALS

     A. WHEREAS, BTC is a manufacturer and distributor of certain products and is interested in providing I/OMagic with five million U.S. dollars ($5,000,000) worth of inventory. The inventory (the "Inventory") shall be more fully described in writing by I/OMagic to BTC.

     B. WHEREAS, I/OMagic wishes to acquire the Inventory in exchange for 6.25 million shares of restricted common stock of I/OMagic (the "Shares") as is more fully described herein;

     C. WHEREAS, BTC is a current shareholder of I/OMagic and is familiar with the business of I/OMagic.

     D. WHEREAS, the Parties wish to consummate the sale of the Inventory pursuant to the terms of this Agreement.


                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing premises, the provisions set forth below and other good and valuable consideration, the parties agree as follows.

     1. INVENTORY. BTC undertakes to provide I/OMagic with the Inventory as requested by I/OMagic. I/OMagic will provide BTC with a written request for Inventory. BTC will transfer title to the Inventory to I/OMagic within five business days of the execution of this Agreement. The Inventory will be held for the benefit of I/OMagic at BTC's Fremont, California facility. BTC shall bear all costs, risks and expenses associated with the storage of the Inventory at its facility. I/OMagic is provided with Inventory price protection until the release of the Inventory to I/OMagic. The value of the Inventory is based upon the most favored pricing policy between I/OMagic and BTC. I/OMagic will request the release of the Inventory as needed from BTC. BTC undertakes to release the Inventory within five days of scheduled deliveries.

     2. PURCHASE PRICE. The Inventory shall be purchased by I/OMagic by delivering common stock of I/OMagic to BTC as soon as reasonably practicable following the receipt of the title to the Inventory from BTC. The common stock is valued for purposes of this agreement at the closing price on January 3, 2000, but not lower than $0.80 per share. If the closing price is lower than $.30 per share, then shares shall be valued at $0.80 per share. I/OMagic shall deliver shares based on the effective date of the agreement's closing price equating five million dollars ($5,000,000). All shares issued hereby shall be deposited with and physically held by BTC. As further consideration for the



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transfer of the Inventory, I/OMagic and BTC shall mutually agree upon a candidate for the position of Chief Financial Officer of I/OMagic.

     3. I/OMAGIC STOCK.

          a. BTC represents and warrants to I/OMagic that BTC is acquiring the Shares for investment and with no present intention of distributing or reselling any of the Shares. Provided, however, that BTC may transfer the Shares, or the right to the Shares to any entity in which it owns at least a fifty percent interest if that entity completes such forms of subscription as is reasonably required and approved by I/OMagic. The Shares and the certificate or certificates evidencing any such Shares shall bear the following legend:

     "THE SHARES (OR OTHER SECURITIES) REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES MAY F NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE."

          b. The Shares shall be restricted for a period of two years from the date of this Agreement and the transfer agent shall be instructed to affix a restrictive legend on the stock certificate.

     4. REPRESENTATIONS AND WARRANTIES OF BTC.

          4.1 AUTHORIZATION. BTC has all necessary corporate power and authority to enter into this Agreement and has taken all corporate action necessary to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by BTC and is a legal, valid and binding obligation of BTC enforceable against BTC in accordance with its terms.

          4.2 CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration, filing or registration with, any governmental regulatory authority or any other person or entity is required to be obtained by BTC in connection with the execution, delivery and performance of this Agreement or the transactions consummated hereby.

          4.3 INVESTMENT INTENT BTC hereby certifies represents and warrants to I/OMagic as follows:

          (a) BTC has sufficient liquid assets to invest in the Shares.

          (b) The address set forth below is its true and correct principal place of business of BTC and BTC has no present intention of changing its principal place of business to any other state or jurisdiction.


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          (c) BTC is a corporation incorporated and in good standing under the laws of the state of California.

          (d) BTC has had an opportunity to ask questions of and receive answers from I/OMagic or a person or persons acting on its behalf concerning the terms and conditions of the purchase of the Shares. BTC by its pre-existing relationship with I/OMagic has had access to information regarding I/OMagic. BTC is satisfied with all information provided by I/OMagic and/or persons acting on behalf of I/OMagic.

          (e) BTC acknowledges that the Shares are being offered and are exempt from registration pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Act"), and in connection therewith, covenants and agrees that it will not offer, sell, or otherwise transfer the Shares unless and until the Shares are registered pursuant to the Act, and/or in accordance with the requirements of Regulation S of the Securities Act of 1933, and the I/OMagic shall be entitled to rely upon an opinion of counsel satisfactory to I/OMagic with respect to compliance with the above securities laws.

          (f) BTC understands it is purchasing Shares without being furnished any offering literature or prospectus.

          (g) The Shares are being acquired solely for its own account, for investment purposes only, and are not being purchased with a view to or for the resale, distribution, subdivision or fractionalizing thereof; BTC has no present plans to enter into any such contract, undertaking, agreement or arrangement. BTC understands that it will not have the right to sell or otherwise transfer the Shares unless and until the Shares are traded in the public securities markets. BTC understands that it may be subject to any underwriter or broker/dealer trading restrictions.

          (h) BTC acknowledges and is aware that there are substantial restrictions on the transferability of the Shares; the Shares may be, and investors have no right to demand that the Shares be, registered under the Act; there will be no public market for the Shares; and accordingly, it may have to hold the Shares until a market for the Shares develops; and,

          (i) Investor, by reason of the business or financial experience or the business or financial experience or its professional advisor who is not affiliated with, or compensated by the I/OMagic or any of its affiliates, or any selling agent of I/OMagic, directly or indirectly, has the capacity to protect his own interest in connection with his subscription for the Shares.

     5. REPRESENTATIONS AND WARRANTIES OF I/OMAGIC.

          5.1 ORGANIZATION. I/OMagic is duly incorporated, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

          5.2 AUTHORIZATION. I/OMagic has all necessary corporate power and authority to enter into this Agreement and has taken all corporate action necessary to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly


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executed and delivered by I/OMagic and is a legal, valid and binding obligation of I/OMagic enforceable against I/OMagic in accordance with its terms.

     6. COUNSEL TO COMPANY. Each Party is hereby informed that this document has been prepared by Horwitz & Beam ("counsel"), counsel to I/OMagic. Counsel may also be acting as counsel to BTC or a company in which BTC has an interest. BTC acknowledges that Counsel does not represent BTC in the absence of a clear and explicit agreement to such effect between BTC and Counsel, and that in the absence of such agreement Counsel shall have no duties directly to BTC. In the event of any dispute or controversy arising between BTC and I/OMagic, BTC agrees that Counsel may represent I/OMagic in any such dispute or controversy to the extent permitted by the applicable rules of professional conduct, and BTC hereby consents to such representation and waives any and all conflicts of interest in connection therewith.

     7. NOTICES. Any notice to be given hereunder shall be given (except as otherwise expressly set forth herein) by certified mail, postage prepaid, and shall be deemed to have been received five business days after posting. Any notice shall be sent to the address given in the signature block of this Agreement or to such other address as the relevant party may notify to the other.

     8. DISPUTES. This Agreement will be interpreted in accordance with California law, including all matters of construction, validity, performance and enforcement, without giving effect to any principles of conflict of laws. The parties hereto consent to the jurisdiction of the courts of the State of California, County of Orange. Any controversy arising out of or relating to this Agreement or any modification or extension thereof, including any claim for damages and/or recession, shall be settled by arbitration in Orange County, California.

     9. ATTORNEY'S FEES. If any arbitration, litigation, action, suit or other proceeding is instituted to remedy, prevent or obtain relief from a breach of this Agreement, in relation to a breach of this Agreement or pertaining to a declaration of rights under this Agreement, the prevailing party will recover all such party's attorneys' fees and costs incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.

     10. AMENDMENTS/WAIVERS. This Agreement may be amended, supplemented, modified or rescinded only through an express written instrument signed by all the parties or their respective successors and assigns. Either party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any action for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future.

     11. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     12. SEVERABILITY. Each provision of this Agreement is intended to be severable and if any term or provision herein is determined invalid or unenforceable for any reason, such illegality


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or invalidity shall not affect the validity of the remainder of this Agreement and, wherever possible, intent shall be given to the invalid or unenforceable provision.

     13. ENTIRE AGREEMENT. This Agreement contains the entire and complete understanding between the parties concerning its subject matter and all representations, agreements, arrangements and understandings between or among the parties, whether oral or written, have been fully merged herein and are superseded hereby.

         14. REMEDIES. All rights, remedies, undertakings, obligations, options, covenants, conditions and agreements contained in this Agreement shall be cumulative and no one of them shall be exclusive of any other.

         15. FURTHER ASSURANCES AND COOPERATION. From time to time at the request of either party to this Agreement and without further consideration, the other party will execute and deliver such documents and take such action as may be reasonably requested in order to consummate more effectively the transactions contemplated by this Agreement.

         16. SUCCESSORS. Subject to the foregoing paragraph, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legatees, legal representatives, successors and permitted assigns.

         17. BENEFIT OF AGREEMENT. This Agreement is for the sole and exclusive benefit of the signatories hereto and nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable right, claim or remedy.

         NOW, WHEREFORE, the parties hereto enter into this Agreement as of the date first written above.

      "I/OMAGIC"                                         "BTC"

I/OMAGIC CORPORATION,                      BEHAVIOR TECH COMPUTER
a Nevada corporation                       CORPORATION, USA

By: /s/ Tony Shahbaz                       By: /s/ Steel Su
   --------------------------------           ---------------------------------
Its: President, CEO, CFO, Secretary        Its: President
                                               --------------------------------